Change in Accountants

On August 28, 2006, and effective as of that date, the Funds dismissed Ernst & Young, LLP as its independent accountants. Ernst & Young, LLP was previously engaged as the independent registered public accounting firm to audit the Funds' financial statements.

Ernst & Young, LLP issued reports on the Funds' financial statements as of December 31, 2004 and December 31, 2005. These reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The dismissal of Ernst & Young, LLP was recommended by the Funds' Audit Committee and accepted by the Board of Trustees.

During the fiscal year ended December 31, 2004, the fiscal year ended December 31, 2005 and through August 28, 2006 there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal year ended December 31, 2004, the fiscal year ended December 31, 2005 and through August 28,
2006, none of the events enumerated in paragraphs
(1)(v)(A) through (D) of Item 304(a) of Regulation
S-K occurred.

Effective August 28, 2006, KPMG LLP has been selected as the independent registered public accounting firm for the Funds. KPMG LLP examines the financial statements of the Funds and provides other audit, tax, and related services as pre-approved by the Audit and Compliance Committee.

The Funds provided Ernst & Young, LLP with a copy of these disclosures and have requested Ernst & Young, LLP to furnish the Funds with a letter addressed to the Commission stating whether it agrees with the statements made by the Funds herein and, if not, stating the respects in which it does not agree. A copy of such letter is filed as an exhibit to this Form N-SAR.